UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 31, 2009

Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33500	05-0563787
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3180 Porter Drive, Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 496-3777

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 31, 2009, Samuel R. Saks notified the Board of Directors of Jazz Pharmaceuticals, Inc. (the “Company”) of his resignation as a member of the Board of Directors and as the Company’s Chief Executive Officer, effective Friday, April 3, 2009. Dr. Saks’ resignation was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices, or regarding the general direction of the Company. Dr. Saks will serve as a consultant to the Company, for an initial period of one year, with regard to medical and clinical matters under a consulting agreement. The consulting agreement will provide for compensation at an hourly rate of $375 per hour, for services provided at the request of the Company. There are no minimum services or other compensation provided for under the consulting agreement. Dr. Saks will not receive any severance payments in connection with his resignation.

(c) On March 31, 2009, Bruce C. Cozadd, the Company’s current Executive Chairman and a member of the Board of Directors, was appointed, effective April 3, 2009, as the Chief Executive Officer of the Company by the Board of Directors, and in such capacity will serve as the Company’s principal executive officer.

Mr. Cozadd, age 45, joined the Company as its Executive Chairman and a member of the Board of Directors at its inception in 2003. From 1991 until 2001, he held various positions with ALZA Corporation, a pharmaceutical company now owned by Johnson & Johnson, most recently as its Executive Vice President and Chief Operating Officer, with responsibility for research and development, manufacturing and sales and marketing. Previously at ALZA Corporation he held the roles of Chief Financial Officer and Vice President, Corporate Planning and Analysis. Mr. Cozadd received a B.S. from Yale University and an M.B.A. from the Stanford Graduate School of Business. Mr. Cozadd serves on the boards of Cerus Corporation, a biopharmaceutical company; Threshold Pharmaceuticals, a biotechnology company; and The Nueva School and Stanford Hospital and Clinics, both non-profit organizations.

Mr. Cozadd and the Company are parties to a standard indemnity agreement which requires the Company to indemnify Mr. Cozadd, under the circumstances and to the extent provided for therein, against certain expenses and other amounts incurred by Mr. Cozadd as a result of being made a party to certain actions, suits, proceedings and the like by reason of his position as an officer or director of the Company.

(d) On March 31, 2009, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Robert M. Myers, the Company’s current President, to fill the vacancy on the Board created by the resignation of Dr. Saks, effective April 3, 2009. Mr. Myers will serve in the class of directors whose term of office expires at the Company’s 2009 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Mr. Myers, age 45, joined the Company at its inception. He was appointed as the Company’s President in March 2007. From 2003 until 2007, Mr. Myers served as the Company’s Executive Vice President and Chief Business Officer. From 2002 until 2003, Mr. Myers served as Executive Vice President, Pharmaceuticals at Exelixis, Inc., a biotechnology company. He previously held various positions with ALZA Corporation from 1992 to 2001, most recently as its Senior Vice President, Commercial Development. In this role, he was responsible for ALZA Corporation’s corporate development, mergers and acquisitions, new product planning and corporate planning. Mr. Myers received B.S. and M.S. degrees from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Mr. Myers and the Company are parties to a standard indemnity agreement which requires the Company to indemnify Mr. Myers, under the circumstances and to the extent provided for therein, against certain expenses and other amounts incurred by Mr. Myers as a result of being made a party to certain actions, suits, proceedings and the like by reason of his position as an officer or director of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS, INC.

By:	/s/ Carol A. Gamble
Carol A. Gamble
Senior Vice President, General Counsel
and Corporate Secretary

Date: April 2, 2009